CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GXO LOGISTICS, INC.

GXO Logistics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended by deleting Article VIII thereof in its entirety and replacing it with the following:

ARTICLE VIII
DIRECTOR AND OFFICER LIABILITY

Section 1. Director Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

Section 2. Officer Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, an officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

Section 3. Amendments. Any amendment, modification or repeal of this Article VIII shall not adversely affect any right or protection of a director or officer to the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to eliminate or further limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in this Article VIII, shall not be liable to the fullest extent permitted by the amended DGCL.”

SECOND: The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment set forth in this Certificate of Amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The stockholders of the Corporation, at a meeting duly called and held pursuant to Section 222 of the General Corporation Law of the State of Delaware, duly adopted the amendment set forth in this Certificate of Amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This amendment set forth in this Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 22nd day of May, 2024.

GXO LOGISTICS, INC.

By: /s/ Karlis P. Kirsis
Name: Karlis P. Kirsis
Title: Corporate Secretary